EXHIBIT (a)(1)(A)
NEUROCRINE BIOSCIENCES, INC.
OFFER TO EXCHANGE CERTAIN OUTSTANDING OPTIONS TO PURCHASE
COMMON STOCK UNDER THE 2003 INCENTIVE STOCK PLAN, AS AMENDED, AND
AMEND CERTAIN OUTSTANDING OPTIONS TO PURCHASE COMMON STOCK
UNDER THE 1992 INCENTIVE STOCK PLAN, AS AMENDED AND 2001 STOCK OPTION
PLAN, AS AMENDED
THIS OFFER AND WITHDRAWAL RIGHTS EXPIRE
AT 4:00 P.M. PDT ON SEPTEMBER 25, 2006
UNLESS THIS OFFER IS EXTENDED
     Neurocrine Biosciences, Inc. is offering to:
          1. Exchange outstanding options to purchase shares of our common stock granted under the Neurocrine Biosciences, Inc. 2003 Incentive Stock Plan, as amended (the “2003 plan”) held by eligible employees and active consultants with an exercise price of $20 or higher per share for new options granted pursuant to the 2003 plan (the “new options”) following cancellation of the surrendered options. The new options will be granted on the first trading day after the date we cancel the options accepted for exchange (the “replacement grant date”) and will have the following characteristics:
•	The number of shares of common stock subject to the new options will be equal to one-half the number of shares subject to the options elected to be exchanged and accepted for exchange, rounded down to the nearest whole share on a grant-by-grant basis.

•	The exercise price of the new options will equal to the closing price of our common stock on the Nasdaq National Market on the replacement grant date, as reported in the print edition of The Wall Street Journal.

•	The new options will be subject to vesting, with one third becoming vested and exercisable on each of the first, second and third anniversaries of the replacement grant date.

•	The term of the new options will be the lesser of the remaining term of the options accepted for exchange or seven years. This means that the latest date on which the new options will expire is September 25, 2013.

•	The new options will have other terms and conditions that are substantially similar to the cancelled options, except for the exercise price, vesting and possibly the term.
          2. Amend outstanding options to purchase shares of common stock granted under our 1992 Incentive Stock Plan, as amended (the “1992 plan”) and 2001 Stock Option Plan, as amended (the “2001 plan”) held by eligible employees and active consultants with an exercise price of $20 or higher per share in exchange for cancellation of one-half of the options such eligible employees and active consultants hold under the 1992 and 2001 plans, rounded down to the nearest whole share on a grant-by-grant basis. The options under the 1992 and 2001 plans which are not cancelled (the “amended options”) will be amended to:
•	Reduce the number of shares subject to the option by one-half, rounded down to the next whole share;

•	Change the exercise price to the closing price of our common stock on the Nasdaq National Market on the replacement grant date, as reported in the print edition of The Wall Street Journal; and

•	Change the vesting in such options to one third vesting on each of the first, second and third anniversaries of the replacement grant date, regardless of whether such options were previously vested.
     We are making this offer upon the terms and subject to the conditions set forth in this offer to exchange and in the related Election Concerning Exchange or Amendment of Stock Options form (which together, as they may be amended from time to time, constitute the “offer”).
     Employees and active consultants are eligible to participate in the offer. Our President and Chief Executive Officer, Executive Vice President and Chief Financial Officer, Executive Vice President-Research and Development, Executive Vice President, General Counsel and Corporate Secretary, Executive Vice President and Chief Business Officer and Senior Vice President-Human Resources and members of our Board of Directors are not eligible to participate. If you are eligible and choose to participate, you can elect to participate in the offer with respect to any or all options you hold with an exercise price of $20.00 or higher per share, as applicable.
     This offer is not conditioned upon a minimum number of options being elected for exchange or amendment. This offer is subject to certain conditions which we describe in Schedule A of this offer.
     ALTHOUGH OUR BOARD OF DIRECTORS HAS APPROVED THIS OFFER, NEITHER WE NOR OUR BOARD OF DIRECTORS MAKES ANY RECOMMENDATION AS TO WHETHER YOU SHOULD ELECT TO EXCHANGE OR AMEND OR REFRAIN FROM ELECTING TO EXCHANGE OR AMEND YOUR OPTIONS. YOU MUST MAKE YOUR OWN DECISION WHETHER TO ELECT TO EXCHANGE OR AMEND YOUR OPTIONS.
     Shares of our common stock are quoted on the Nasdaq National Market under the symbol “NBIX.” On August 23, 2006, the closing price of the common stock on the Nasdaq National Market was $10.27 per share. WE RECOMMEND THAT YOU OBTAIN CURRENT MARKET QUOTATIONS FOR OUR COMMON STOCK BEFORE DECIDING WHETHER TO ELECT TO PARTICIPATE IN THE OFFER.
     You should direct questions about this offer or requests for assistance to Richard Ranieri at rranieri@neurocrine.com or for additional copies of this offer to exchange or the Election

Concerning Exchange or Amendment of Stock Options form, contact Shelagh Jones at sjones@neurocrine.com.
IMPORTANT
     If you wish to elect to exchange or amend your options pursuant to this offer, you must complete and sign the Election Concerning Exchange or Amendment of Stock Options form in accordance with its instructions, and send it to us by internal mail or post to Shelagh Jones, Neurocrine Biosciences, Inc., 12790 El Camino Real, San Diego, California 92130.
     We are not making this offer to, nor will we accept any election to exchange or amend options from or on behalf of, option holders in any jurisdiction in which this offer or the acceptance of any election to exchange or amend options would not be in compliance with the laws of such jurisdiction. However, we may, at our discretion, take any actions necessary for us to make this offer to option holders in any such jurisdiction.
     WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER YOU SHOULD ELECT TO EXCHANGE OR AMEND OR REFRAIN FROM ELECTING TO EXCHANGE OR AMEND YOUR OPTIONS PURSUANT TO THIS OFFER. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANYONE TO GIVE YOU ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THIS OFFER OTHER THAN THE INFORMATION AND REPRESENTATIONS CONTAINED IN THIS DOCUMENT OR IN THE RELATED ELECTION CONCERNING EXCHANGE OR AMENDMENT OF STOCK OPTIONS FORM. IF ANYONE MAKES ANY RECOMMENDATION OR REPRESENTATION TO YOU OR GIVES YOU ANY INFORMATION, YOU MUST NOT RELY UPON THAT RECOMMENDATION, REPRESENTATION OR INFORMATION AS HAVING BEEN AUTHORIZED BY US.
     NOTHING IN THIS DOCUMENT SHALL BE CONSTRUED TO GIVE ANY PERSON THE RIGHT TO REMAIN IN THE EMPLOY OF THE COMPANY OR TO AFFECT THE RIGHT OF THE COMPANY TO TERMINATE THE EMPLOYMENT OF ANY PERSON AT ANY TIME WITH OR WITHOUT CAUSE TO THE EXTENT PERMITTED UNDER LAW. NOTHING IN THIS DOCUMENT SHOULD BE CONSIDERED A CONTRACT OR GUARANTEE OF WAGES OR COMPENSATION. THE EMPLOYMENT RELATIONSHIP BETWEEN THE COMPANY AND EACH EMPLOYEE REMAINS “AT WILL.”

INDEX TO SUMMARY TERM SHEET

1.	What securities are Neurocrine Biosciences offering to exchange?	1
2.	What securities are Neurocrine Biosciences offering to amend?	1
3.	Why can’t you just exchange all of my options for the same number of new options?	1
4.	Why is Neurocrine Biosciences making this offer?	1
5.	Who is eligible to participate in this offer?	2
6.	How does this offer work?	2
7.	What do I need to do to participate in this offer?	3
8.	Why can’t you just reprice my options or grant additional options to me?	3
9.	What is the deadline to elect to exchange or amend and how do I make that election?	3
10.	What will happen if I do not turn in my form by the deadline?	3
11.	During what period of time can I withdraw previous elections?	4
12.	Is there any tax consequence to my participation in this exchange?	4
13.	How should I decide whether or not to participate?	4
14.	What do the officers and the members of our Board of Directors think of this offer?	4
15.	What if I leave Neurocrine Biosciences between the date I elect to exchange or amend options agreements and the replacement grant date?	5
16.	What are the conditions to this offer?	5
17.	Which options can be exchanged?	5
18.	Which options can be amended?	5
19.	Can I choose which options I want to exchange or amend if I have multiple options?	5
20.	Can I exchange or amend the remaining portion of an option that I have already partially exercised?	6
21.	Can I select which portion of an option to exchange or amend?	6
22.	Can I exchange or amend both vested and unvested options?	6
23.	Can I exchange or amend options that I have already exercised?	6
24.	If I participate, what will happen to my options that are surrendered?	6
25.	How many shares will be subject to my new option?	7
26.	How many shares will be subject to my amended option?	7
27.	What will be the exercise price on my new or amended option?	7
28.	When will I receive my new or amended option?	7
29.	When will the new options and amended options vest?	7
30.	When will the new options and amended options expire?	7
31.	What will be the terms and conditions of my new or amended option agreement?	8
32.	Can I have some examples of a how the offer works?	8
33.	After the replacement grant date, what happens if my options end up underwater again?	9

SUMMARY TERM SHEET
     The following are answers to some of the questions that you may have about this offer. We urge you to read carefully the remainder of this offer to exchange and the accompanying Election Concerning Exchange or Amendment of Stock Options form because the information in this summary is not complete, and additional important information is contained in the remainder of this offer to exchange and the Election Concerning Exchange or Amendment of Stock Options form.
GENERAL QUESTIONS ABOUT THE EXCHANGE
     1. What securities are Neurocrine Biosciences offering to exchange?
     We are offering to exchange all options to purchase shares of Neurocrine Biosciences, Inc. common stock which are outstanding under the 2003 Incentive Stock Plan, as amended (the “2003 plan”) held by current employees and active consultants of Neurocrine Biosciences with an exercise price of $20.00 or higher per share for new options under the 2003 plan.
     2. What securities are Neurocrine Biosciences offering to amend?
     We are offering to amend all options to purchase shares of Neurocrine Biosciences, Inc. common stock which are outstanding under the 1992 Incentive Plan (the “1992 plan”) and 2001 Stock Option Plan, as amended (the “2001 plan”) held by current employees and active consultants of Neurocrine Biosciences with an exercise price of $20.00 or higher per share.
     3. Why can’t you just exchange all of my options for the same number of new options?
     We have elected to offer a two for one exchange for all outstanding options with an exercise price greater than $20.00 in an effort to balance stockholder interests with employee retention goals.
     4. Why is Neurocrine Biosciences making this offer?
     We are implementing this offer because a considerable number of our employees and active consultants have stock options, whether or not they are currently exercisable, with exercise prices that are significantly above our current and recent trading prices. We believe these options are unlikely to be exercised in the foreseeable future, which does not serve the original purpose of such options. This program is VOLUNTARY and will allow certain employees and active consultants to choose whether to keep their current stock options at their current exercise price or to exchange or amend those options in order to potentially have half the original number of options at a current exercise price. We hope that this program will ameliorate the current underwater options issue, but this cannot be guaranteed considering the ever-present risks associated with a volatile and unpredictable stock market. By making this offer to exchange or amend outstanding options, we will intend to provide employees and active consultants with options that have an exercise price equal to the market value of our common stock on the first trading day after the date we cancel the options accepted for exchange (the “replacement grant date”). We intend that, over time, the new options and the amended options may have a greater potential to increase in value, create better performance incentives for employees and active consultants and thereby maximize stockholder value.
     5. Who is eligible to participate in this offer?
     Generally, anyone who is currently employed by Neurocrine Biosciences or has an active consulting agreement with us from the offer date through the replacement grant date is eligible to participate. However, our President and Chief Executive Officer, Executive Vice President and Chief Financial Officer, Executive Vice President-Research and Development, Executive Vice President, General Counsel and Corporate Secretary, Executive Vice President and Chief Business Officer and Senior Vice President-Human Resources and members of our Board of Directors are not eligible to participate.
     6. How does this offer work?
     Participating in this offer requires an eligible employee or active consultant to make a voluntary, irrevocable election to exchange or amend outstanding stock options on September 25, 2006 (the “expiration date”). To participate, employees and active consultants can elect to exchange or amend any or all option agreements with an exercise price of $20.00 or higher per share. What happens to your options if you elect to participate depends upon the plan under which your options were granted.
     2003 plan options — On the expiration date all options you elect to exchange under the 2003 plan will be cancelled. Then on the replacement grant date, you will be granted new options for one-half the number of shares subject to the cancelled options. The new options will have an exercise price equal to the closing market price for Neurocrine Biosciences common stock on the replacement grant date and will vest and become exercisable as to one third of the number of underlying shares on each of the first, second and third anniversaries of the replacement grant date. The term of the new options will be the lesser of the remaining term of the options accepted for exchange or seven years. The new options will have other terms and conditions that are substantially similar to the cancelled options, except for the exercise price, vesting and possibly the term.
     1992 and 2001 plan options – If you elect to have your options under the 1992 plan and 2001 plan amended, then on the expiration date one-half of the options you hold under the 1992 plan and 2001 plan will be cancelled and forfeited. On the replacement grant date, the remaining one-half of your options (the “amended options”) will be amended to (1) reduce the number of shares subject to the options by one-half, rounded down to the next whole share, (2) change the exercise price to equal the closing market price for Neurocrine Biosciences common stock on the replacement grant date and (3) change the vesting so that one third of the amended options shall vest and become exercisable on each of the first, second and third anniversaries of the replacement grant date. In all other respects the amended options will remain the same, including the exercise period.
     7. What do I need to do to participate in this offer?

     To participate, you must complete the Election Concerning Exchange or Amendment of Stock Options form, sign it, and ensure that the Neurocrine Biosciences Finance Department receives it no later than 4:00 p.m. PDT on Monday, September 25, 2006. You can return your form by either internal mail or post to Shelagh Jones, Neurocrine Biosciences, Inc., 12790 El Camino Real, San Diego, California 92130, USA.
     8. Why can’t you just reprice my options or grant additional options to me?
     In designing the option exchange and amendment program, we needed to balance the interest of our employees and active consultants and our stockholders. Simply repricing the options by itself would not necessarily be in the best interests of our stockholders. Accordingly, our Board of Directors determined that employees and active consultants would need to give up some of their options in order to benefit from a potentially lower stock option price.
     Because of the large number of underwater options currently outstanding at Neurocrine Biosciences, a total re-grant of new options would have a severe negative impact on Neurocrine Biosciences’ stockholders through dilution of the value of outstanding shares.
     9. What is the deadline to elect to exchange or amend and how do I make an election?
     The deadline to participate in this program is 4:00 p.m. PDT on Monday, September 25, 2006 (the “expiration date”) unless it is extended by us. This means that Shelagh Jones in the Finance Department must have your form in her hands before that time. We may, in our discretion, extend this offer at any time, but we cannot assure you that this offer will be extended or, if extended, for how long. If this offer is extended, we will make a public announcement of the extension no later than 9:00 a.m. on the next business day following the previously scheduled expiration of this offer period and such new date will be the expiration date of this offer. If this offer is extended by us beyond that time, you must deliver your form before the extended expiration of this offer.
     We reserve the right to reject any or all elections made that we determine are not in appropriate form or that we determine are unlawful to accept. Otherwise, we will accept proper and timely elections that are not validly withdrawn. Subject to our rights to extend, terminate and amend this offer, we currently expect that we will accept all proper elections promptly after the expiration of this offer.
     10. What will happen if I do not turn in my form by the deadline?
     If you do not turn in your election form by the deadline, then you will not participate in the offer, and all stock options currently held by you will remain intact at their original price and original terms.

     11. During what period of time can I withdraw previous elections?
     You can withdraw your election at any time before 4:00 p.m. PDT on Monday September 25, 2006. If this offer is extended by us beyond that time, you can withdraw your elections for exchange or amendment at any time until the extended expiration of this offer. To withdraw your election for exchange or amendment, you must deliver to us a written notice of withdrawal with the required information while you still have the right to withdraw the election for exchange or amendment, and we must receive the withdrawal notice before the election deadline. It is your responsibility to confirm that we have received your withdrawal notice before the deadline. Once you have withdrawn an election, you can re-elect to exchange or amend options only by again following the delivery procedures described above.
     12. Is there any tax consequence to my participation in this exchange?
     If you accept this offer, you will not recognize income for federal income tax purposes either at the time your options are cancelled or when the new options are granted or upon amendment of the amended options.
     If you hold options which are intended to qualify for special tax treatment as “incentive stock options” (“ISOs”) under Section 422 of the Internal Revenue Code you may give up such tax treatment if you participate in the offer. The new options you receive in exchange for the cancellation of your 2003 plan options will be non-qualified stock options. In addition, under the terms of Section 422 of the Internal Revenue Code amending the options granted under the 1992 and 2001 plans to reduce the exercise price will cause such options to loose their ISO status. See “Tax Consequences of Options” for more details on the tax treatment of ISOs vs. non-qualified stock options.
     We recommend that you consult with your own tax advisor to determine the tax consequences of electing to exchange or amend options pursuant to this offer.
     13. How should I decide whether or not to participate?
     The decision to participate must be each individual employee’s personal decision, and it will depend largely on each employee’s assumptions about the future overall economic environment, the performance of the Nasdaq National Market and our own stock price, and our business.
     14. What do the officers and the members of our Board of Directors think of this offer?
     Although our Board of Directors has approved this offer, neither officers of Neurocrine Biosciences nor the members of our Board of Directors make any recommendation as to whether you should elect to exchange or amend or refrain from exchanging or amending your options. Our officers and members of our Board of Directors are not eligible to participate in this offer.

     15. What if I leave Neurocrine Biosciences between the date I elect to exchange or amend option agreements and the replacement grant date?
     If you leave Neurocrine Biosciences voluntarily, involuntarily, or for any other reason before the replacement grant date, you will forfeit the right to new options and to have your 1992 plan options and 2001 plan options amended. THEREFORE, IF YOU ARE NOT AN EMPLOYEE OF NEUROCRINE BIOSCIENCES OR YOU DO NOT HAVE AN ACTIVE CONSULTING AGREEMENT WITH US FROM THE DATE YOU ELECT TO EXCHANGE OR AMEND OPTION AGREEMENTS THROUGH THE REPLACEMENT GRANT DATE, YOU WILL NOT RECEIVE ANY NEW OPTIONS OR HAVE ANY AMENDED OPTIONS IN EXCHANGE FOR YOUR OPTIONS THAT HAVE BEEN ACCEPTED FOR EXCHANGE OR AMENDMENT. YOU ALSO WILL NOT RECEIVE ANY OTHER CONSIDERATION FOR THE OPTIONS ELECTED TO BE EXCHANGED OR AMENDED IF YOU ARE NOT AN EMPLOYEE OR YOU DO NOT HAVE AN ACTIVE CONSULTING AGREEMENT WITH US FROM THE DATE YOU ELECT TO EXCHANGE OR AMEND THE OPTIONS THROUGH THE REPLACEMENT GRANT DATE.
     16. What are the conditions to this offer?
     This offer is not conditioned upon a minimum number of options being elected for exchange or amendment. This offer is subject to a number of conditions, including the conditions described in Schedule A.
     SPECIFIC QUESTIONS ABOUT THE CANCELLED OPTIONS
     17. Which options can be exchanged?
     Employees and active consultants choosing to participate in this offer can elect to exchange pursuant to the offer any or all option agreements issued under the 2003 plan with an exercise price of $20.00 or higher per share on a grant by grant basis.
     18. Which options can be amended?
     Employees and active consultants choosing to participate in this offer can elect to have any or all options issued under the 1992 plan or 2001 plan with an exercise price of $20.00 or higher per share on a grant by grant basis amended pursuant to the offer.
     19. Can I choose which options I want to exchange or amend if I have multiple options?
     You can elect to exchange or amend one or more option agreements with an exercise price of $20.00 or higher per share on a grant-by-grant basis. Exchange of such option agreements is entirely discretionary.

     20. Can I exchange or amend the remaining portion of an option agreement that I have already partially exercised?
     Yes, any remaining outstanding, unexercised option agreements from the 2003 plan can be exchanged, and any remaining outstanding, unexercised option agreements from the 1992 plan and 2001 plan can be amended.
     21. Can I select which portion of an option to exchange or amend?
     No. You cannot partially cancel an outstanding option agreement. If you choose to exchange or amend an option agreement, all options within that agreement will be either exchanged or amended pursuant to the terms of the offer.
     22. Can I exchange or amend both vested and unvested options?
     Yes. You can exchange or amend any or all of your eligible options, whether or not they are vested. Once your options are cancelled, you will receive no vesting credit with respect to the cancelled options. The new options and amended options vest according to the new schedule of one third on each of the first, second and third anniversaries of the replacement grant date.
     Please remember that on November 7, 2005, we accelerated vesting of all unvested options to purchase shares of common stock that were held by employees which had an exercise price per share equal to or greater than $50.00.
     23. Can I exchange or amend options that I have already exercised?
     No. This offer only pertains to options currently outstanding and does not apply in any way to shares purchased, whether upon the exercise of options, through Neurocrine’s employee stock purchase plan (“ESPP”) or otherwise. If you have exercised an option in its entirety, that option is no longer outstanding and is therefore not subject to this offer. If you have exercised an option in part, the remaining unexercised portion of that option is outstanding and can be exchanged or amended pursuant to this offer. Options for which you have properly submitted an exercise notice prior to the date this offer expires will be considered exercised to that extent, whether or not you have received confirmation of exercise for the shares purchased.
     24. If I participate, what will happen to my options that are surrendered?
     Options designated to be exchanged and/or surrendered under this program will be cancelled on the expiration date of the offer, September 25, 2006, unless extended and will no longer be considered effective or outstanding. You will not be able to exercise any cancelled options.

SPECIFIC QUESTIONS ABOUT THE NEW OPTIONS AND AMENDED OPTIONS
     25. How many shares will be subject to my new option?
     Employees and active consultants who participate in this program will receive a new option agreement on the replacement grant date for each option under the 2003 plan selected for exchange. The number of shares subject to the new option will be equal to one half the number of shares subject to the cancelled option, rounded down to the nearest whole share on a grant-by-grant basis. Each new option will be granted under the 2003 plan pursuant to a new option agreement between you and us.
     26. How many shares will be subject to my amended option?
     Employees and active consultants who participate in this program will have one-half of their options granted under the 1992 plan and 2001 plan cancelled. Accordingly, on the replacement grant date the number of shares subject to their options under the 1992 and 2001 plans will equal one half the number of shares subject to the original option, rounded down to the nearest whole share on a grant-by-grant basis.
     27. What will be the exercise price on my new or amended option?
     The exercise price for the new and amended options be the closing price of our common stock on the Nasdaq National Market on that date, as reported in the print edition of The Wall Street Journal on the replacement grant date.
     28. When will I receive my new or amended option?
     We will grant the new options and amend the options under the 1991 and 2001 on the first trading day after the expiration date. We will cancel options elected for exchange on September 25, 2006, the expiration date of this offer, in which case, unless the expiration date is extended, the replacement grant date will be September 25, 2006. You will get your new option grant agreement or amended option agreements within four weeks after the replacement grant date.
     29. When will the new options and amended options vest?
     Once the new options are granted and the options under the 1991 plan and 2002 plan are amended, they will vest as to one third of the number of underlying shares on each of the first, second and third anniversaries of the replacement grant date. Therefore, if your options are currently vested, such vesting will be affected if you participate in the offer.
     30. When will the new options and amended options expire?
     The new options will expire on the sooner of the date the options accepted for exchange would have expired or seven years. This means that the latest date on which the new options will expire is September 25, 2013. The amended options will expire on the date the original options would have expired.

     31. What will be the terms and conditions of my new or amended option agreement?
     Except for the exercise price, vesting, the number of shares, and possibly the expiration, as described above, the terms and conditions of the new options will be substantially similar to the cancelled options under the 2003 plan.
     Except for changes to the exercise price, vesting and number of shares described above, the amended options will remain the same.
     32. Can I have some examples of how the offer works?
The follow examples demonstrate how the offer works depending upon which plan the options were granted under. The examples are based on an assumed expiration date of the offer being September 25, 2006 and replacement grant date of September 26, 2006 and a hypothetical stock price on the replacement grant date: $9.00. The actual impact of the offer will depend upon the actual expiration date, replacement grant date and the stock price on the replacement grant date. Accordingly, these are examples only to help demonstrate the offer and are not an indication of the actual results of participation in the offer.
Example 1
Stock Option # 1:
Issued under the 2001 plan
The original stock option agreement: 1,200 shares
The original stock option price: $35.50
The original expiration date: April 30, 2010.
Stock Option #1 would be amended on September 26, 2006 to:
•	reduce the number of shares subject to the option to 600

•	change the option price to $9.00

•	change vesting to one-third of the option vesting on September 26, 2007, 2008 and 2009
Except for those amendments Stock Option #1 would continue to have the same terms, including an expiration date of April 30, 2010.
Example 2
Stock Option #2:
Issued under the 2003 plan
The original stock option agreement: 525 shares
The original stock option price: $65.50
The original expiration date: April 30, 2013.

Stock Option #2 would be cancelled on September 25, 2006, the expiration date of the offer. On September 26, 2006, the replacement grant date, we would grant you an amended option for 262 shares with an exercise price of $9.00, which vests and becomes exercisable as to one third of the option on each of September 26, 2007, 2008 and 2009 and would expire on April 30, 2013.
Example 3
Stock Option #3:
Issued under the 2003 plan
The original stock option agreement: 200 shares
The original stock option price: $55.00
The original expiration date: April 30, 2014.
Stock Option #3 would be cancelled on September 25, 2006, the expiration date of the offer. On September 26, 2006, the replacement grant date, we would grant you an amended option for 100 shares with an exercise price of $9.00, which vests and becomes exercisable as to one third of the option on each of September 26, 2007, 2008 and 2009. The new option would expire on September 25, 2013, which is the latest date on which the new options are permitted to expire.
     33. After the replacement grant date, what happens if my options end up underwater again?
     We are conducting this offer only at this time. This is considered a one-time offer and is not expected to be offered again in the future. As your stock options are valid for a number of years from the date of initial grant, subject to continued employment, the price of our common stock may appreciate over the long term even if your options are underwater for some period of time after the replacement grant date. HOWEVER, WE CAN PROVIDE NO ASSURANCE AS TO THE PRICE OF OUR COMMON STOCK AT ANY TIME IN THE FUTURE.

INTRODUCTION
     Neurocrine Biosciences, Inc. is offering to:
          1. Exchange outstanding options to purchase shares of our common stock granted under the Neurocrine Biosciences, Inc. 2003 Incentive Stock Plan, as amended (the “2003 plan”) held by eligible employees and active consultants with an exercise price of $20 or higher per share for new options granted pursuant to the 2003 plan (the “new options”) following cancellation of the surrendered options. The new options will be granted on the first trading day after the date we cancel the options accepted for exchange (the “replacement grant date”) and will have the following characteristics:
•	The number of shares of common stock subject to the new options will be equal to one-half the number of shares subject to the options elected to be exchanged and accepted for exchange, rounded down to the nearest whole share on a grant-by-grant basis.

•	The exercise price of the new options will equal to the closing price of our common stock on the Nasdaq National Market on the replacement grant date, as reported in the print edition of The Wall Street Journal.

•	The new options will be subject to vesting, with one third becoming vested and exercisable on each of the first, second and third anniversaries of the replacement grant date.

•	The term of the new options will be the lesser of the remaining term of the options accepted for exchange or seven years. This means that the latest date on which the new options will expire is September 25, 2013.

•	The new options will have other terms and conditions that are substantially similar to the cancelled options, except for the exercise price, vesting and possibly the term.
          2. Amend outstanding options to purchase shares of common stock granted under our 1992 Incentive Stock Plan, as amended (the “1992 plan”) and 2001 Stock Option Plan, as amended (the “2001 plan”) held by eligible employees and active consultants with an exercise price of $20 or higher per share in exchange for cancellation of one-half of the options such eligible employees and active consultants hold under the 1992 and 2001 plans, rounded down to the nearest whole share on a grant-by-grant basis. The options under the 1992 and 2001 plans which are not cancelled (the “amended options”) will be amended to:
•	Reduce the number of shares subject to the option by one-half, rounded down to the next whole share;

•	Change the exercise price to the closing price of our common stock on the Nasdaq National Market on the replacement grant date, as reported in the print edition of The Wall Street Journal; and

•	Change the vesting in such options to one third vesting on each of the first, second and third anniversaries of the replacement grant date, regardless of whether such options were previously vested.
     We are making this offer upon the terms and subject to the conditions set forth in this offer to exchange and in the related Election Concerning Exchange or Amendment of Stock Options form (which together, as they may be amended from time to time, constitute the “offer”).
     Employees and active consultants are eligible to participate in the offer. Our President and Chief Executive Officer, Executive Vice President and Chief Financial Officer, Executive Vice President-Research and Development, Executive Vice President, General Counsel and Corporate Secretary, Executive Vice President and Chief Business Officer and Senior Vice President-Human Resources and members of our Board of Directors are not eligible to participate. If you are eligible and choose to participate, you can elect to participate in the offer with respect to any or all options you hold with an exercise price of $20.00 or higher per share, as applicable.
     This offer is not conditioned upon a minimum number of options being elected for exchange or amendment. This offer is subject to certain conditions which we describe in Schedule A of this offer.
     ALTHOUGH OUR BOARD OF DIRECTORS HAS APPROVED THIS OFFER, NEITHER WE NOR OUR BOARD OF DIRECTORS MAKES ANY RECOMMENDATION AS TO WHETHER YOU SHOULD ELECT TO EXCHANGE OR AMEND OR REFRAIN FROM ELECTING TO EXCHANGE OR AMEND YOUR OPTIONS. YOU MUST MAKE YOUR OWN DECISION WHETHER TO ELECT TO EXCHANGE OR AMEND YOUR OPTIONS.
     Shares of our common stock are quoted on the Nasdaq National Market under the symbol “NBIX.” On August 23, 2006, the closing price of the common stock on the Nasdaq National Market was $10.27 per share. WE RECOMMEND THAT YOU OBTAIN CURRENT MARKET QUOTATIONS FOR OUR COMMON STOCK BEFORE DECIDING WHETHER TO ELECT TO PARTICIPATE IN THE OFFER.
     You should direct questions about this offer or requests for assistance to Richard Ranieri at rranieri@neurocrine.com or for additional copies of this offer to exchange or the Election Concerning Exchange or Amendment of Stock Options form, contact Shelagh Jones at sjones@neurocrine.com.
     As of August 23, 2006, options to purchase 2,071,570 shares of our common stock were issued and outstanding under the 1992 Incentive Stock Plan, as amended, of which options to purchase 1,576,521 shares of our common stock had an exercise price of $20.00 or higher per share, including 855,058 of which are held by consultants and employees other than our President and Chief Executive Officer, Executive Vice President and Chief Financial Officer, Executive Vice President-Research and Development, Executive Vice President, General Counsel and Corporate Secretary, Executive Vice President and Chief Business Officer and Senior Vice President-Human Resources.

     As of August 23, 2006, options to purchase 579,675 shares of our common stock were issued and outstanding under the 2001 Stock Option Plan, as amended, of which options to purchase 550,894 shares of our common stock had an exercise price of $20.00 or higher per share, including 550,894 of which are held by consultants and employees other than our President and Chief Executive Officer, Executive Vice President and Chief Financial Officer, Executive Vice President-Research and Development, Executive Vice President, General Counsel and Corporate Secretary, Executive Vice President and Chief Business Officer and Senior Vice President-Human Resources.
     As of August 23, 2006, options to purchase 2,727,038 shares of our common stock were issued and outstanding under the 2003 Incentive Stock Plan, as amended, of which options to purchase 2,566,888 shares of our common stock had an exercise price of $20.00 or higher per share, including 1,555,888 of which are held by consultants and employees other than our President and Chief Executive Officer, Executive Vice President and Chief Financial Officer, Executive Vice President-Research and Development, Executive Vice President, General Counsel and Corporate Secretary, Executive Vice President and Chief Business Officer and Senior Vice President-Human Resources.
     The shares of common stock issuable upon exercise of options we are offering to exchange represent approximately 7% of the total shares of our common stock outstanding as of August 23, 2006.
     All options accepted for exchange by us pursuant to this offer will be cancelled and will no longer be exercisable thereafter.

THIS OFFER
1. NUMBER OF OPTIONS; EXPIRATION DATE.
     Upon the terms and subject to the conditions of this offer, we will (i) exchange for new options to purchase common stock under the 2003 plan options that are properly elected for exchange and not validly withdrawn in accordance with Section 4 of this offer before the “expiration date,” as defined below and (ii) amend options to purchase common stock under the 1992 plan and 2001 plan options that are properly elected for amendment and not validly withdrawn in accordance with Section 4 of this offer before the expiration date. Employees and active consultants are eligible to participate in the offer as long as they are not our President and Chief Executive Officer, Executive Vice President and Chief Financial Officer, Executive Vice President-Research and Development, Executive Vice President, General Counsel and Corporate Secretary, Executive Vice President and Chief Business Officer and Senior Vice President-Human Resources. Options with an exercise price of $20.00 or higher per share are eligible for exchange or amendment under this offer. If you are eligible and choose to participate, you can elect to exchange or amend, as applicable, any or all options that you hold with an exercise price of $20.00 or higher per share.
     If your option under the 2003 plan is properly elected for exchange and accepted for exchange, you will be entitled to receive a new option to purchase the number of shares of our common stock which is equal to one-half the number of shares subject to the original option that you elected to exchange, rounded down to the nearest whole share on a grant-by-grant basis. The new options will be subject to the terms of the 2003 plan pursuant to a new option agreement between us.
     If your options under the 1992 plan or the 2001 plan is properly elected for amendment and accepted for amendment, such options will be amended to reduce by one-half the number of shares subject to the original option that you elected to amend, rounded down to the nearest whole share on a grant-by-grant basis.
     IF YOU ARE NOT AN EMPLOYEE OF NEUROCRINE BIOSCIENCES OR YOU DO NOT HAVE AN ACTIVE CONSULTING AGREEMENT WITH US FROM THE DATE YOU ELECT TO EXCHANGE OR AMEND OPTIONS THROUGH THE REPLACEMENT GRANT DATE, YOU WILL NOT RECEIVE ANY NEW OPTIONS OR HAVE YOUR OPTIONS AMENDED IN EXCHANGE FOR YOUR OPTIONS THAT HAVE BEEN ACCEPTED FOR EXCHANGE OR AMENDMENT. YOU ALSO WILL NOT RECEIVE ANY OTHER CONSIDERATION FOR THE OPTIONS ELECTED TO BE EXCHANGED OR AMENDED IF YOU ARE NOT AN EMPLOYEE OR YOU DO NOT HAVE AN ACTIVE CONSULTING AGREEMENT WITH US FROM THE DATE YOU ELECT TO EXCHANGE OR AMEND THE OPTIONS THROUGH THE REPLACEMENT GRANT DATE.
     The term “expiration date” means 4:00 p.m. PDT on Monday, September 25, 2006, unless and until we, in our discretion, have extended the period of time during which this offer will remain open, in which event the term “expiration date” refers to the latest time and date at which this offer, as so extended, expires. See Section 13 of this offer to exchange for a description of our rights to extend, delay, terminate and amend this offer.
     If we decide to take any of the following actions, we will notify you of such action and extend this offer for a period of ten business days after the date of such notice:
     (a) we increase or decrease the amount of consideration offered for the options;
     (b) we decrease the number of options eligible to be elected for exchange in this offer; or we increase the number of options eligible to be elected for exchange in this offer by an amount that exceeds 2% of the shares of common stock issuable upon exercise of the options that are subject to this offer immediately prior to the increase; and this offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from, and including, the date that notice of such increase or decrease is first published, sent or given in the manner specified in Section 13 of this offer.
     For purposes of this offer, a “business day” means any day other than Saturday, Sunday or a federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, PDT.
2. PURPOSE OF THIS OFFER.
     We issued the options outstanding under the stock option plans to promote our long-term success and the creation of stockholder value by:
•	encouraging employees to focus on critical long-range objectives;

•	encouraging the retention of employees with exceptional qualifications; and

•	linking employee’s interests directly to those of stockholders through increased stock ownership.
     Many of our outstanding options, whether or not they are currently exercisable, have exercise prices that are significantly higher than the current market price of our common stock. We believe these options are unlikely to be exercised in the foreseeable future and therefore do not serve their original purpose. By making this offer, we will provide employees and active consultants with option agreements that have an exercise price equal to the market value of our common stock on the replacement grant date. We intend that these options, over time, may have a greater potential to increase in value, create better performance incentives for employees and active consultants and thereby maximize stockholder value. WE HOPE THAT THIS PROGRAM WILL AMELIORATE THE CURRENT UNDERWATER OPTIONS ISSUE, BUT IT IS NOT GUARANTEED CONSIDERING THE EVER-PRESENT RISKS ASSOCIATED WITH A VOLATILE AND UNPREDICTABLE STOCK MARKET.
     Subject to the foregoing, and except as otherwise disclosed in this offer to exchange or in our filings with the Securities and Exchange Commission (the “SEC”), as of the date hereof, we have no plans, proposals or negotiations that relate to or would result in:

     (a) any extraordinary transaction, such as a merger, reorganization or liquidation, involving us;
     (b) any purchase, sale or transfer of a material amount of our assets;
     (c) any material change in our present dividend rate or policy, or our indebtedness or capitalization;
     (d) any change in our present Board of Directors or management, including, but not limited to, any plans or proposals to change the number or the term of directors or to fill any existing board vacancies or to change any material term of the employment contract of any executive officer;
     (e) any other material change in our corporate structure or business;
     (f) our common stock to be delisted from any national securities exchange or cease to be authorized for quotation in an automated quotation system operated by a national securities association;
     (g) our common stock becoming eligible for termination of registration pursuant to Section 12(g)(4) of the Securities Exchange Act;
     (h) the suspension of our obligation to file reports pursuant to Section 15(d) of the Securities Exchange Act;
     (i) the acquisition by any person of any of our securities or the disposition of any of our securities; or
     (j) any change in our certificate of incorporation or bylaws, or any actions which could impede the acquisition of control of us by any person.
     NEITHER WE NOR OUR BOARD OF DIRECTORS MAKES ANY RECOMMENDATION AS TO WHETHER YOU SHOULD ELECT TO EXCHANGE OR AMEND YOUR OPTIONS, NOR HAVE WE AUTHORIZED ANY PERSON TO MAKE ANY SUCH RECOMMENDATION. YOU ARE URGED TO EVALUATE CAREFULLY ALL OF THE INFORMATION IN THIS OFFER TO EXCHANGE AND AMEND AND TO CONSULT YOUR OWN INVESTMENT AND TAX ADVISORS. YOU MUST MAKE YOUR OWN DECISION WHETHER TO ELECT TO EXCHANGE OR AMEND YOUR OPTIONS.
3. PROCEDURES FOR ELECTING TO EXCHANGE OR AMEND OPTIONS.
     Proper Exchange of Options. To validly elect to exchange or amend your options pursuant to this offer, you must, in accordance with the terms of the Election Concerning Exchange or Amendment of Stock Options form, properly complete, duly execute and deliver to us the Election Concerning Exchange or Amendment of Stock Options form. We must receive the form by either internal mail or post in the office of Shelagh Jones, Finance Department, Neurocrine Biosciences, Inc., 12790 El Camino Real, San Diego, California 92130 before the expiration date.
     If you do not turn in your election form by the deadline, then you will not participate in the offer, and all stock options currently held by you will remain intact at their original price and original terms.
     THE METHOD OF DELIVERY OF ALL DOCUMENTS, INCLUDING ELECTIONS CONCERNING EXCHANGE OR AMENDMENT OF STOCK OPTIONS FORMS AND ANY OTHER REQUIRED DOCUMENTS, IS AT THE ELECTION AND RISK OF THE ELECTING OPTION HOLDER. IT IS YOUR RESPONSIBILITY TO ALLOW SUFFICIENT TIME TO ENSURE TIMELY DELIVERY AND RECEIPT BY US.
     Determination of Validity; Rejection of Options; Waiver of Defects; No Obligation to Give Notice of Defects. We will determine, in our discretion, all questions as to form of documents and the validity, form, eligibility, including time of receipt, and acceptance of any exchange of options. Our determination of these matters will be final and binding on all parties. We reserve the right to reject any or all elections to exchange or amend options that we determine are not in appropriate form or that we determine are unlawful to accept. Otherwise, we will accept proper and timely elections which are not validly withdrawn. We also reserve the right to waive any of the conditions of this offer or any defect or irregularity in any election with respect to any particular options or any particular option holder. No election to exchange or amend options will be deemed to have been properly made until all defects or irregularities have been cured by the electing option holder or waived by us. Neither we nor any other person is obligated to give notice of any defects or irregularities in elections, nor will anyone incur any liability for failure to give any such notice.
     Our Acceptance Constitutes an Agreement. Your election to exchange or amend options pursuant to the procedures described above constitutes your acceptance of the terms and conditions of this offer. OUR ACCEPTANCE FOR EXCHANGE OR AMENDMENT OF YOUR OPTIONS ELECTED BY YOU PURSUANT TO THIS OFFER WILL CONSTITUTE A BINDING AGREEMENT BETWEEN US AND YOU UPON THE TERMS AND SUBJECT TO THE CONDITIONS OF THIS OFFER.
     Subject to our rights to extend, terminate and amend this offer, we currently expect that we will accept promptly after the expiration of this offer to exchange or amend all proper elections to exchange or amend that have not been validly withdrawn.
     4. WITHDRAWAL RIGHTS.
     You can only withdraw your election in accordance with the provisions of this Section 4.
     You can withdraw your election at any time before 4:00 p.m. PDT on Monday, September 25, 2006. If this offer is extended by us beyond that time, you can withdraw your election at any time until the extended expiration of this offer.

     To validly withdraw an elections, an option holder must deliver to us a written notice of withdrawal with the required information listed below while the option holder still has the right to withdraw, and we must RECEIVE the notice of withdrawal before the deadline specified in the preceding paragraph. It is your responsibility to seek confirmation from us that we received your withdrawal notice before the deadline. The notice of withdrawal must specify the name of the option holder who elected to withdraw, the grant date, exercise price and total number of options subject to each option elected to be withdrawn from the offer. Except as described in the following sentence, the notice of withdrawal must be executed by the option holder who elected to exchange or amend the options to be withdrawn exactly as such option holder’s name appears on the option agreement or agreements evidencing such options. If the signature is by a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation or another person acting in a fiduciary or representative capacity, the signer’s full title and proper evidence of the authority of such person to act in such capacity must be indicated on the notice of withdrawal.
     You cannot rescind any withdrawal, and any options you withdraw from the offer will thereafter be deemed not properly elected for exchange or amendment for purposes of this offer unless you properly re-elect those options before the expiration date by following the procedures described in Section 3.
     Neither Neurocrine Biosciences nor any other person is obligated to give notice of any defects or irregularities in any notice of withdrawal, nor will anyone incur any liability for failure to give any such notice. We will determine, in our discretion, all questions as to the form and validity, including time of receipt, of notices of withdrawal. Our determination of these matters will be final and binding.
5.	ACCEPTANCE OF OPTIONS FOR EXCHANGE OR AMENDMENT, ISSUANCE OF NEW OPTIONS AND AMENDMENT OF OPTIONS.
     Upon the terms and subject to the conditions of this offer and as promptly as practicable following the expiration date, we will accept for exchange or amendment options properly elected and not validly withdrawn before the expiration date. If your election is properly and timely made and accepted, we will (i) cancel your options elected to be exchanged under the 2003 plan on September 25, 2006 and you will be granted new options, on the replacement grant date and (ii) cancel one-half your options under the 1992 plan and 2001 plan elected to be amended on September 25, 2006 and amend any remaining options under the 1992 plan and 2001 plan in accordance with the terms of the offer on the replacement grant date.
     If we extend the date by which we must accept and cancel options properly elected, you will be granted a new option or your options will be amended, as applicable, on the first trading date following expiration of the offer.
     Your new options and/or amended options will entitle you to purchase a number of shares of our common stock which is equal one-half the number of shares subject to the option agreements elected for exchange, rounded down to the nearest whole share on a grant-by-grant basis (subject to adjustments for any stock splits, stock dividends and similar events). IF YOU

ARE NOT AN EMPLOYEE OF NEUROCRINE BIOSCIENCES OR YOU DO NOT HAVE AN ACTIVE CONSULTING AGREEMENT WITH US FROM THE DATE YOU ELECT TO EXCHANGE OR AMEND OPTIONS THROUGH THE REPLACEMENT GRANT DATE, YOU WILL NOT RECEIVE ANY NEW OPTIONS OR YOU’RE YOUR OPTIONS AMENDED IN EXCHANGE FOR YOUR OPTIONS THAT HAVE BEEN ACCEPTED FOR EXCHANGE OR AMENDMENT. YOU ALSO WILL NOT RECEIVE ANY OTHER CONSIDERATION FOR THE OPTIONS ELECTED TO BE EXCHANGED OR AMENDED IF YOU ARE NOT AN EMPLOYEE OR YOU DO NOT HAVE AN ACTIVE CONSULTING AGREEMENT WITH US FROM THE DATE YOU ELECT TO EXCHANGE OR AMEND THE OPTIONS THROUGH THE REPLACEMENT GRANT DATE. Therefore, if you leave Neurocrine Biosciences voluntarily, involuntarily or for any other reason before your new options are granted or your options are amended you will not have a right to new options that would have been granted on the replacement grant date or to have your options amended.
     For purposes of this offer, we will be deemed to have accepted for exchange or amendment options that are validly elected and not properly withdrawn as, if and when we give oral or written notice to the option holders of our acceptance of such options, which may be by press release or delivered via e-mail. Subject to our rights to extend, terminate and amend this offer, we currently expect that you will receive evidence of your new options and amended options within four weeks of the replacement grant date.
     6. PRICE RANGE OF COMMON STOCK UNDERLYING THE OPTIONS.
     Our common stock is quoted on the Nasdaq National Market under the symbol “NBIX.” The following table shows, for the periods indicated, the high and low sales prices per share of our common stock as reported by the Nasdaq National Market.

QUARTER ENDED	HIGH	LOW
June 30, 2006	$65.13	$8.61
March 31, 2006	73.13	57.45
December 31, 2005	65.70	43.31
September 30, 2005	52.90	41.20
June 30, 2005	44.09	33.86
March 31, 2005	50.10	36.58
December 31, 2004	51.10	42.87
WE RECOMMEND THAT YOU OBTAIN CURRENT MARKET QUOTATIONS FOR OUR COMMON STOCK BEFORE DECIDING WHETHER TO ELECT TO EXCHANGE YOUR OPTIONS.
7.	SOURCE AND AMOUNT OF CONSIDERATION; TERMS OF NEW AND AMENDED OPTIONS.
     Consideration. We will issue new options to purchase common stock under the 2003 plan in exchange for outstanding eligible options originally issued under the 2003 plan properly elected and accepted for exchange by us with an exercise price equal to the closing price of our common stock on the Nasdaq National Market on the replacement grant date, as reported in the print edition of The Wall Street Journal. The number of shares of common stock subject to new options to be granted to each option holder will be equal to one-half the number of shares subject to the options elected for exchange or amendment by such option holder, rounded down to the nearest whole share on a grant-by-grant basis.
     In addition, we will amend options to purchase common stock issued under the 1992 plan and 2001 plan properly elected and accepted for amendment by us to change the exercise price of such options to the closing price of our common stock on the Nasdaq National Market on the replacement grant date, as reported in the print edition of The Wall Street Journal in exchange for cancellation of one-half of such options.
     Terms of New Options and Amended Options. We will issue a new options to each option holder who has made a valid election to exchange options under the 2003 plan in this offer. The new options will be issued under the 2003 plan and will be one-half the number of shares subject to the options elected for exchange, rounded down to the nearest whole share on a grant-by-grant basis. The new options will vest and be exercisable as to one third of the shares subject to the option on each of the first, second and third anniversaries of the replacement grant date and will have an exercise price equal to the closing price of our common stock on the Nasdaq National Market on the replacement grant date, as reported in the print edition of The Wall Street Journal. The term of the new options will be the lesser of the remaining term of the options accepted for exchange or seven years. Except for the number of shares, exercise price, vesting and possibly the term, the terms and conditions of the new options will be substantially similar to the terms and conditions of the options exchanged.
     Options under the 1992 plan and 2001 plan will be amended to (i) reduce the number of shares subject to the option by one-half, rounded down to the next whole share; (ii) change the exercise price of the option to the closing price of our common stock on the Nasdaq National Market on the replacement grant date, as reported in the print edition of The Wall Street Journal; and (iii) change the vesting, such that the option will vest and be exercisable as to one third of the shares subject to the option on each of the first, second and third anniversaries of the replacement grant date. All other terms of the amended options will remain the same.
     The terms and conditions of your current options are set forth in the stock option plans and the stock option agreement you entered into in connection with each grant.
     The terms and conditions of the stock option plans are summarized in the plan prospectuses prepared by us and previously distributed to you. If you would like another copy, please contact Shelagh Jones at sjones@neurocine.com.
     IMPORTANT NOTE. THE STATEMENTS IN THIS OFFER CONCERNING THE STOCK OPTION PLANS AND THE NEW OPTIONS ARE MERELY SUMMARIES AND DO NOT PURPORT TO BE COMPLETE. THE STATEMENTS ARE SUBJECT TO, AND ARE QUALIFIED IN THEIR ENTIRETY BY REFERENCE TO, ALL PROVISIONS OF THE STOCK OPTION PLANS AND THE FORM OF STOCK OPTION AGREEMENT UNDER THEREUNDER. PLEASE CONTACT US AT 12790 EL CAMINO REAL, SAN DIEGO, CA 92130 TO RECEIVE A COPY OF THE STOCK OPTION PLANS, PROSPECTUS OR FORM

OF STOCK OPTION AGREEMENT. WE WILL PROMPTLY FURNISH YOU COPIES OF THESE DOCUMENTS AT OUR EXPENSE.
8.	INFORMATION CONCERNING NEUROCRINE BIOSCIENCES.
     General. Neurocrine Biosciences, Inc. was incorporated in California in 1992 and reincorporated in Delaware in 1996. We discover, develop and intend to commercialize drugs for the treatment of neurological and endocrine-related diseases and disorders. Our product candidates address some of the largest pharmaceutical markets in the world, including insomnia, anxiety, depression, diabetes, endometriosis, irritable bowel syndrome, pain, Parkinson’s disease, and other neurological and endocrine related diseases and disorders. We currently have eight programs in various stages of research and development, including six programs in clinical development. While we independently develop many product candidates, we are in a collaboration for two programs. Our lead clinical program has been for the development of indiplon, a drug candidate for the treatment of insomnia. We submitted two New Drug Applications (“NDAs”) to the United States Food and Drug Administration (“FDA”) with respect to indiplon.
     On May 15, 2006, we received two complete responses from the FDA regarding our indiplon capsule and tablet NDAs. These responses indicated that indiplon 5 mg and 10 mg capsules were approvable (“FDA Approvable Letter”) and that the 15 mg tablets were not approvable (“FDA Not Approvable Letter”). The FDA Approvable Letter requested that we reanalyze data from certain preclinical and clinical studies to support approval of indiplon 5 mg and 10 mg capsules for sleep initiation and middle of the night dosing. The FDA Approvable Letter also requested reexamination of the safety analysis for the elderly population. The FDA may require additional clinical and/or preclinical safety data. The FDA Not Approvable Letter requested that we reanalyze certain safety and efficacy data and questioned the sufficiency of the objective sleep maintenance clinical data with the 15 mg tablet in view of the fact that the majority of our indiplon tablet studies were conducted with doses higher than 15 mg. Additional clinical data will likely be required. The FDA approval process is ongoing, so please refer to our SEC reports on the SEC’s internet site at http://www.sec.gov for current status of our FDA applications.
     As a result of the May 2006 FDA decision, we determined that the sales force we assembled could not be productively deployed. In addition, in August 2006, we reduced research and development and general and administrative staff based in San Diego by approximately 100 employees through involuntary terminations.
     Our goal is to become the leading biopharmaceutical company focused on neurological and endocrine-related diseases and disorders. To accomplish this objective, we intend to:
•	complete the development and commercialization of our lead product candidate, indiplon.

•	continue to advance and build our product portfolio focused on neurological and endocrine-related diseases and disorders;

•	identify novel drug targets to address large unmet market opportunities;

•	selectively establish corporate collaborations with global pharmaceutical companies to assist in the development of our products and mitigate financial risk while retaining significant commercial upside; and

•	acquire rights to complementary drug candidates and technologies.
     We commenced operations in May 1996. One of our business strategies is to utilize strategic alliances to enhance our development and commercialization capabilities. We also rely on contract manufacturers, and will continue to rely on contract manufacturers for at least the next few years, to produce sufficient quantities of our product candidates for use in our preclinical and anticipated clinical trials.
     We currently have limited experience in marketing or selling pharmaceutical products. We have initiated sales and marketing activities for indiplon by hiring staff with experience in pharmaceutical sales, marketing and distribution. However, as a result of recent decisions by the United States Food and Drug Administration, we determined that the sales force we assembled could not be productively deployed and announced on July 26, 2006 a plan of organizational restructuring through involuntary terminations.
     Regulation by government authorities in the United States and foreign countries is a significant factor in the development, manufacture and marketing of our proposed products and in our ongoing research and product development activities. All of our products will require regulatory approval by government agencies prior to commercialization.
     Our principal executive offices are located at 12790 El Camino Real, San Diego, CA 92130 and our telephone number is (858) 617-7600.
     See “Additional Information” beginning on page 26 for instructions on how you can obtain copies of our SEC reports that contain our audited financial statements and unaudited financial data.
9.	INTERESTS OF DIRECTORS, OFFICERS AND AFFILIATES; TRANSACTIONS AND ARRANGEMENTS CONCERNING THE OPTIONS.
     A list of our directors and executive officers is attached to this offer as Schedule B.
     Several of our executive officers made common stock purchases under our Employee Stock Purchase Plan on June 30, 2006 in the ordinary course pursuant to the terms of such plan.
     On June 30, 2006, we issued to each of Adrian Adams, Stephen Sherwin, Richard F. Pops, Wylie W. Vale, Corrine H. Lyle, W. Thomas Mitchell and Joseph A. Mollica (our nonemployee directors) 12,000 nonqualified options (except for Mr. Mollica who, as chairman of the board receives 15,000 nonqualified options) to purchase our common stock at $10.60 per share. Such options will vest ratably over a one-year period.

     Except as otherwise described above, there have been no transactions in options to purchase our common stock or in our common stock which were effected during the past 60 days by Neurocrine Biosciences, or to our knowledge, by any executive officer, director, or affiliate of Neurocrine Biosciences. For more detailed information on the beneficial ownership of our common stock, you can consult the beneficial ownership table on page 4 of our definitive proxy statement for our 2006 annual meeting of stockholders.
     Our executive officers and members of our Board of Directors are not eligible to participate in this offer to exchange.
10.	STATUS OF OPTIONS ACQUIRED BY US IN THIS OFFER.
     Options we acquire pursuant to this offer will be cancelled. The shares of common stock subject to options granted under the 2003 plan will be returned to the pool of shares available for grants of new options under the 2003 plan and for issuance upon the exercise of new options. To the extent such shares are not fully reserved for issuance upon exercise of the new options to be granted in connection with this offer, the shares will be available for future awards to employees and other eligible plan participants without further stockholder action, except as required by applicable law or the rules of the Nasdaq National Market or any other securities quotation system or any stock exchange on which our common stock is then quoted or listed. Upon amendment of the options granted under the 1992 plan and 2001 plan to reduce the number of shares subject to the option by one-half, rounded down to the next whole share on a grant-by-grant basis, the difference in shares will be cancelled and will not be eligible for future grants.
11.	LEGAL MATTERS; REGULATORY APPROVALS.
     Regulation by government authorities in the United States and foreign countries is a significant factor in the development, manufacture and marketing of our proposed products and in our ongoing research and product development activities. Any failure to receive the regulatory approvals necessary to commercialize our product candidates would harm our business. The process of obtaining these approvals and the subsequent compliance with federal and state statutes and regulations require spending substantial time and financial resources. If we fail or our collaborators or licensees fail to obtain or maintain, or encounter delays in obtaining or maintaining, regulatory approvals, it could adversely affect the marketing of any products we develop, our ability to receive product or royalty revenues, our recovery of prepaid royalties, and our liquidity and capital resources.
     On May 15, 2006, we received two complete responses from the FDA regarding our indiplon capsule and tablet NDAs. These responses indicated that indiplon 5 mg and 10 mg capsules were approvable (“FDA Approvable Letter”) and that the 15 mg tablets were not approvable (“FDA Not Approvable Letter”). The FDA Approvable Letter requested that we reanalyze data from certain preclinical and clinical studies to support approval of indiplon 5 mg and 10 mg capsules for sleep initiation and middle of the night dosing. The FDA Approvable Letter also requested reexamination of the safety analysis for the elderly population. The FDA may require additional clinical and/or preclinical safety data. The FDA Not Approvable Letter requested that we reanalyze certain safety and efficacy data and questioned the sufficiency of the objective sleep maintenance clinical data with the 15 mg tablet in view of the fact that the majority of our indiplon tablet studies were conducted with doses higher than 15 mg. Additional clinical data will likely be required. The FDA approval process is ongoing, so please refer to our SEC reports on the SEC’s internet site at http://www.sec.gov for current status of our FDA applications.
     All of our products are in research and development, and we have not yet received regulatory approval to commercialize any product from the FDA or any other regulatory body. In addition, we have limited experience in filing and pursuing applications necessary to gain regulatory approvals, which may impede our ability to obtain such approvals. We cannot assure you that any such approval or other action could be obtained or would be obtained without substantial conditions. The failure to obtain any such approval or other action could result in further adverse consequences to our business.
     Our obligation under this offer to accept options elected for exchange and to issue new options for options elected for exchange is subject to conditions, including the conditions described in Schedule A.
12.	MATERIAL FEDERAL INCOME TAX CONSEQUENCES.
     The following is a general summary of the material federal income tax consequences of the exchange of options pursuant to this offer. This discussion is based on the Internal Revenue Code, its legislative history, Treasury Regulations thereunder and administrative and judicial interpretations thereof as of the date of this offer, all of which are subject to change, possibly on a retroactive basis. This summary does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of option holders.
     The exchange of eligible options under the 2003 plan, whether non-qualified options or incentive stock options under Section 422 of the Internal Revenue Code, and the amendment of the eligible options under the 1992 plan and 2001 plan should be treated as a non-taxable exchange and no income should be recognized for U.S. federal or state income tax purposes upon grant of the new options or amendment of the amended options.
     All of the new options you will be issued in exchange for your eligible options under the 2003 plan will be nonqualified stock options. In addition, if any options under the 1992 plan or 2001 plan are intended to be incentive stock options under Section 422 of the Internal Revenue Code, an amendment of such options which reduces the exercise price will cause such options to be nonqualified stock options. Accordingly, when you exercise a new option or an amended option, the difference between the exercise price of such option and the fair market value of the shares subject to the option on the date of exercise will be treated as taxable compensation income to you, and you will be subject to withholding of income and employment taxes at that time. The subsequent sale of the shares acquired pursuant to the exercise of a nonqualified stock option generally will give rise to capital gain or loss equal to the difference between the sale price and the sum of the exercise price paid for the shares plus the ordinary income previously recognized with respect to the shares, and these capital gains or losses will be treated as long-term capital gains or losses if you held the shares for more than one year following exercise of the option.

     U.S. Federal Income Tax Consequences of Incentive Stock Options. So that you are able to compare the tax consequences of the new options and the amended options to those of any of your eligible options that are incentive stock options under Section 422 of the Internal Revenue Code, we have included the following summary as a reminder of the tax consequences generally applicable to incentive stock options under U.S. Federal income tax law:
     Under current U.S. tax law, an option holder will not realize taxable income upon the grant of an incentive stock option. In addition, an option holder generally will not realize taxable income upon the exercise of an incentive stock option. However, an option holder’s alternative minimum taxable income will be increased by the amount that the aggregate fair market value of the shares underlying the option, which is generally determined as of the date of exercise, exceeds the aggregate exercise price of the option. Except in the case of an option holder’s death or disability, if an option is exercised more than three (3) months after the option holder’s termination of employment, the option ceases to be treated as an incentive stock option and is subject to taxation under the rules that apply to nonqualified stock options.
     If an option holder sells the option shares acquired upon exercise of an incentive stock option, the tax consequences of the disposition depend upon whether the disposition is qualifying or disqualifying. The disposition of the option shares is qualifying if it is made:
•	more than 2 years after the date the incentive stock option was granted; and

•	more than 1 year after the date the incentive stock option was exercised.
     If the disposition of the option shares is qualifying, any excess of the sale price of the option shares over the exercise price of the option will be treated as long-term capital gain taxable to the option holder at the time of the sale. Any such capital gain will be taxed at the long-term capital gain rate in effect at the time of sale.
     If the disposition is not qualifying, which we refer to as a “disqualifying disposition,” the excess of the fair market value of the option shares on the date the option was exercised (or, if less, the amount realized on the disposition of the shares) over the exercise price will be taxable income to the option holder at the time of the disposition.
     Of that income, the amount up to the excess of the fair market value of the shares at the time the option was exercised over the exercise price will be ordinary income for income tax purposes and the balance, if any, will be long-term or short-term capital gain, depending upon whether or not the shares were sold more than 1 year after the option was exercised.
     Unless an option holder engages in a disqualifying disposition, we will not be entitled to a deduction with respect to an incentive stock option. If an option holder engages in a disqualifying disposition, we will be entitled to a deduction equal to the amount of compensation income taxable to the option holder.
     If you participate in the offer with respect to any option that is an incentive stock option, the new options you receive will be nonqualified stock options and any amended option will likely no longer qualify as an incentive stock option . Accordingly, by participating in the offer you would be giving up the tax treatment of incentive stock options.

     THE ABOVE DESCRIPTIONS ARE ONLY A SUMMARY OF THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF THIS OFFER, AND IS NOT INTENDED TO PROVIDE YOU WITH ANY TAX ADVICE IN CONNECTION WITH THIS SUMMARY OR THIS OFFER. WE RECOMMEND THAT YOU CONSULT YOUR OWN TAX ADVISOR WITH RESPECT TO THE FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF PARTICIPATING IN THIS OFFER.
13.	EXTENSION OF OFFER; TERMINATION; AMENDMENT.
     We expressly reserve the right, in our discretion, at any time and from time to time, and regardless of whether or not any event set forth in Schedule A has occurred or is deemed by us to have occurred, to extend the period of time during which this offer is open and thereby delay the acceptance for exchange or amendment of any options by giving oral or written notice of such extension to the option holders and making a public announcement thereof.
     We also expressly reserve the right, in our reasonable judgment, prior to the expiration date to terminate or amend this offer and to postpone our acceptance and cancellation of any options elected for exchange or amendment upon the occurrence of any of the conditions specified in Schedule A by giving oral or written notice of such termination or postponement to the option holders and making a public announcement thereof. Notwithstanding the foregoing, we will return the options elected for exchange or amendment promptly after termination or withdrawal of the offer.
     Subject to compliance with applicable law, we further reserve the right, in our discretion, and regardless of whether any event set forth in Schedule A has occurred or is deemed by us to have occurred, to amend this offer in any respect, including, without limitation, by decreasing or increasing the consideration offered in this offer to option holders or by decreasing or increasing the number of options being sought in this offer.
     Amendments to this offer may be made at any time and from time to time by public announcement of the amendment. In the case of an extension, the amendment must be issued no later than 9:00 a.m. PDT on the next business day after the last previously scheduled or announced expiration date. Any public announcement made pursuant to this offer will be disseminated promptly to option holders in a manner reasonably designated to inform option holders of such change. Without limiting the manner in which we may choose to make a public announcement, except as required by applicable law, we have no obligation to publish, advertise or otherwise communicate any such public announcement other than by making a press release to the Dow Jones News Service.
     If we materially change the terms of this offer or the information concerning this offer, or if we waive a material condition of this offer, we will extend this offer. Except for a change in price or a change in percentage of securities sought, the amount of time by which we will extend this offer following a material change in the term of this offer or information concerning this offer will depend on the facts and circumstances, including the relative materiality of such terms or information. If we decide to take any of the following actions, we will notify you of such action and extend this offer for a period of ten business days after the date of such notice:
(a)	(i)	we increase or decrease the amount of consideration offered for the options;

	(ii)	we decrease the number of options eligible to be elected for exchange or amendment in this offer; or

	(iii)	we increase the number of options eligible to be elected for exchange or amendment in this offer by an amount that exceeds 2% of the shares of common stock issuable upon exercise of the options that are subject to this offer immediately prior to the increase; and
     (b) this offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from, and including, the date that notice of such increase or decrease is first published, sent or given in the manner specified in this Section 13.
14.	FEES AND EXPENSES.
     We will not pay any fees or commissions to any broker, dealer or other person for soliciting elections to exchange options pursuant to this offer to exchange.
15.	ADDITIONAL INFORMATION.
     We recommend that, in addition to this offer to exchange and Election Concerning Exchange or Amendment of Stock Options form, you review the following materials which we have filed with the SEC before making a decision on whether to elect to exchange your options:
(a) our annual report on Form 10-K for our fiscal year ended December 31, 2005, filed with the SEC on February 7, 2006.
(b) our definitive proxy statement for our 2006 annual meeting of stockholders, filed with the SEC on May 1, 2006.
(c) our quarterly report on Form 10-Q for our quarter ended June 30, 2006, filed with the SEC on August 9, 2006.
(d) our Form S-8 registration statements (registering shares to be issued under the stock option plans), filed with the SEC on various dates between October 21, 1996 and July 21, 2006.
(e) the description of our common stock included in our registration statement on Form 424B1, filed with the SEC on May 24, 1996, including any amendments or reports we file or have filed for the purpose of updating that description.

     The SEC file number for these filings is 0-22705 or 0-28150. These filings, our other annual, quarterly and current reports, our proxy statements and our other SEC filings may be examined, and copies may be obtained, at the following SEC public reference rooms:

450 Fifth Street, N.W.	500 West Madison Street
Room 1024	Suite 1400
Washington, D.C. 20549	Chicago, Illinois 60661
     You may obtain information on the operation of the public reference rooms by calling the SEC at (800) SEC-0330.
     Our SEC filings are also available to the public on the SEC’s internet site at http://www.sec.gov.
     Our common stock is quoted on the Nasdaq National Market under the symbol “NBIX”.
     We will also provide without charge to each person to whom a copy of this offer to exchange or amend is delivered, upon the written or oral request of any such person, a copy of any or all of the documents to which we have referred you, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference into such documents). Requests should be directed to:
Neurocrine Biosciences, Inc.
Attention: Investor Relations
12790 El Camino Real
San Diego, California 92130
or by telephoning us at (858) 617-7600 between the hours of 8:00 a.m. and 5:00 p.m. PDT.
     As you read the foregoing documents, you may find some inconsistencies in information from one document to another. If you find inconsistencies between the documents, or between a document and this offer to exchange or amend, you should rely on the statements made in the most recent document.
     The information contained in this offer about Neurocrine Biosciences should be read together with the information contained in the documents to which we have referred you.
16.	MISCELLANEOUS.
     This offer to exchange and our SEC reports referred to above include “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act. These statements relate to future events or our future financial performance. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “potential” or “continue” or the negative of such terms or other comparable terminology. These statements involve known and unknown risks, uncertainties, and other factors that may cause our or our industry’s actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by such forward-looking statements. These factors include, among other things, those listed in our most recently filed report on Form 10-Q. We undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.
     We are not aware of any jurisdiction where the making of this offer is not in compliance with applicable law. If we become aware of any jurisdiction where the making of this offer is not in compliance with any valid applicable law, we will make a good faith effort to comply with such law. If, after such good faith effort, we cannot comply with such law, this offer will not be made to, nor will elections to exchange options be accepted from or on behalf of, the option holders residing in such jurisdiction.
     WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER YOU SHOULD ELECT TO EXCHANGE OR AMEND OR REFRAIN FROM EXCHANGING OR AMENDING YOUR OPTIONS PURSUANT TO THIS OFFER. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANYONE TO GIVE YOU ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THIS OFFER OTHER THAN THE INFORMATION AND REPRESENTATIONS CONTAINED IN THIS DOCUMENT OR IN THE RELATED ELECTION CONCERNING EXCHANGE OR AMENDMENT OF STOCK OPTIONS FORM. IF ANYONE MAKES ANY RECOMMENDATION OR REPRESENTATION TO YOU OR GIVES YOU ANY INFORMATION, YOU MUST NOT RELY UPON THAT RECOMMENDATION, REPRESENTATION OR INFORMATION AS HAVING BEEN AUTHORIZED BY US.
Neurocrine Biosciences, Inc.
August 25, 2006

SCHEDULE A
CONDITIONS OF THIS OFFER
     Notwithstanding any other provision of this offer, we will not be required to accept any options elected for exchange or amendment, and we may terminate or amend this offer, or postpone our acceptance and cancellation of any options elected for exchange, in each case subject to certain limitations, if at any time on or after August 25, 2006 and prior to the expiration date any of the following events has occurred or has been determined by us to have occurred, and, in our reasonable judgment in any such case and regardless of the circumstances giving rise thereto, including any action or omission to act by us, the occurrence of such event or events makes it inadvisable for us to proceed with this offer or with such acceptance and cancellation of options elected for exchange:
     (a) there shall have been threatened or instituted or be pending any action or proceeding by any government or governmental, regulatory or administrative agency, authority or tribunal or any other person, domestic or foreign, before any court, authority, agency or tribunal that directly or indirectly challenges the making of this offer, the acquisition of some or all of the options elected for exchange pursuant to this offer, the issuance of new options, or otherwise relates in any manner to this offer or that, in our reasonable judgment, could materially and adversely affect the business, condition (financial or other), income, operations or prospects of Neurocrine Biosciences, or otherwise materially impair in any way the contemplated future conduct of our business or materially impair the contemplated benefits of this offer to us;
     (b) there shall have been any action threatened, pending or taken, or approval withheld, or any statute, rule, regulation, judgment, order or injunction threatened, proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to be applicable to this offer or us, by any court or any authority, agency or tribunal that, in our reasonable judgment, would or might directly or indirectly:
(i) make the acceptance for exchange of, or issuance of new options for, some or all of the options elected for exchange illegal or otherwise restrict or prohibit consummation of this offer or otherwise relates in any manner to this offer;
(ii) delay or restrict our ability, or render us unable, to accept for exchange or issue new options for some or all of the options elected for exchange;
(iii) materially impair the contemplated benefits of this offer to us; or
(iv) materially and adversely affect the business, condition (financial or other), income, operations or prospects of Neurocrine Biosciences, or otherwise materially impair in any way the contemplated future conduct of our business;
     (c) there shall have occurred:

(i) any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market;
(ii) the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, whether or not mandatory;
(iii) the commencement of a war, armed hostilities or other international or national crisis directly or indirectly involving the United States;
(iv) any limitation, whether or not mandatory, by any governmental, regulatory or administrative agency or authority on, or any event that in our reasonable judgment might affect, the extension of credit by banks or other lending institutions in the United States;
(v) any significant change in the market price of the shares of our common stock or any change in the general political, market, economic or financial conditions in the United States or abroad that could, in our reasonable judgment, have a material adverse effect on the business, condition (financial or other), operations or prospects of Neurocrine Biosciences or on the trading in our common stock;
(vi) any change in the general political, market, economic or financial conditions in the United States or abroad that could have a material adverse effect on the business, condition (financial or other), operations or prospects of Neurocrine Biosciences or that, in our reasonable judgment, makes it inadvisable to proceed with this offer;
(vii) in the case of any of the foregoing existing at the time of the commencement of this offer, a material acceleration or worsening thereof; or
(viii) any decline in either the Dow Jones Industrial Average or the Standard and Poor’s Index of 500 Companies by an amount in excess of 10% measured during any time period after the close of business on August 25, 2006;
     (d) a tender or exchange offer with respect to some or all of our common stock, or a merger or acquisition proposal for us, shall have been proposed, announced or made by another person or entity or shall have been publicly disclosed, or we shall have learned that:
(i) any person, entity or group within the meaning of Section 13(d)(3) of the Securities Exchange Act, shall have acquired or proposed to acquire beneficial ownership of more than 5% of the outstanding shares of our common stock, or any new group shall have been formed that beneficially owns more than 5% of the outstanding shares of our common stock, other than any such person, entity or group that has filed a Schedule 13D or Schedule 13G with the SEC on or before September 25, 2006;
(ii) any such person, entity or group that has filed a Schedule 13D or Schedule 13G with the SEC on or before September 25, 2006 shall have acquired or proposed to acquire beneficial ownership of an additional 2% or more of the outstanding shares of our common stock; or

(iii) any person, entity or group shall have filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, or made a public announcement reflecting an intent to acquire us or any of the assets or securities of us; or
     (e) any change or changes shall have occurred in the business, condition (financial or other), assets, income, operations, prospects or stock ownership of Neurocrine Biosciences that, in our reasonable judgment, is or may be material to Neurocrine Biosciences.
     The conditions to this offer are for our benefit. We may assert them in our discretion regardless of the circumstances giving rise to them prior to the expiration date. We may waive them, in whole or in part, at any time and from time to time prior to the expiration date, in our discretion, whether or not we waive any other condition to this offer. Our failure at any time to exercise any of these rights will not be deemed a waiver of any such rights. The waiver of any of these rights with respect to particular facts and circumstances will not be deemed a waiver with respect to any other facts and circumstances. Any determination we make concerning the events described in this Schedule A will be final and binding upon all persons.

SCHEDULE B
INFORMATION CONCERNING THE DIRECTORS AND EXECUTIVE OFFICERS OF
NEUROCRINE BIOSCIENCES, INC.
     The directors and executive officers of Neurocrine Biosciences, Inc. and their positions and offices as of August 25, 2006 are set forth in the following table:

NAME	POSITIONS AND OFFICES HELD
Gary A. Lyons	President, Chief Executive Officer and Director
Paul W. Hawran	Executive Vice President and Chief Financial Officer
Wendell Wierenga, Ph.D.	Executive Vice President, Research and Development
Margaret E. Valeur-Jensen, J.D., Ph.D.	Executive Vice President, General Counsel and Corporate Secretary
Kevin C. Gorman, Ph.D.	Executive Vice President and Chief Business Officer
Richard Ranieri	Senior Vice President, Human Resources
Joseph A. Mollica, Ph.D	Chairman of the Board
Wylie W. Vale, Ph.D.	Director
W. Thomas Mitchell	Director
Corinne H. Lyle	Director
Richard F. Pops	Director
Stephen A. Sherwin, M.D.	Director
Adrian Adams	Director
     The address of each director and executive officer is: c/o Neurocrine Biosciences, Inc., 12790 El Camino Real, San Diego, California 92130.